EXHIBIT 2


GREGORY CATHCART
11641 86th Avenue, Delta, BC V4C 2X5
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February 22, 2005


Board of Directors
LegalPlay Entertainment Inc.
Suite 201, 1166 Alberni Street
Vancouver, BC V6E 3Z3


To the Board of Directors,

I, Gregory Cathcart, hereby resign as Director and President for Legal Play Entertainment Inc., effective immediately.

Regards,




/s/ Gregory Cathcart
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Gregory Cathcart





I hereby CERTIFY THAT THIS IS A TRUE COPY of Gregory Cathcart's resignation dated February 22, 2005.




/s/ Cecil Morris
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Cecil Morris, Director


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